Exhibit 99.1

Covidien Reports First-Quarter Fiscal 2014 Results

•	Net sales up 3% (up 5%, excluding foreign exchange rate movement); Medical Devices sales up 3% (up 6%, excluding foreign exchange rate movement)

•	First-quarter diluted GAAP earnings per share were $0.87; excluding specified items, adjusted diluted earnings per share were $1.00

DUBLIN, Ireland - January 24, 2014 - Covidien plc (NYSE: COV) today announced financial results for the first quarter of fiscal 2014 (October - December 2013). First-quarter net sales of $2.64 billion increased 3% from the $2.57 billion in the first quarter a year ago. Operational sales growth in the quarter was 5%, as foreign exchange rate movement lowered the quarterly sales growth rate by two percentage points.

“We are off to an excellent start in fiscal 2014, with results exceeding our expectations,” said José E. Almeida, Chairman, President and CEO. “We continued the strong execution of our global strategy during the quarter, further positioning the company for long-term growth and increased shareholder value.”

During the first quarter of 2014, Covidien executed on its strategy of innovation, customer-focused portfolio management, emerging markets growth and driving operational leverage. Recent highlights include:

•	Continuing to grow above market in many product categories including vessel sealing, stapling, sutures and sensors.

•	Announcing the acquisition of Given Imaging, advancing the company’s strategy to more comprehensively address key specialties and procedures globally.

•	Announcing the addition of two advanced energy devices to Covidien’s vessel sealing portfolio -- LigaSure Impact™ and LigaSure™ Blunt Tip -- as well as the new Capnostream® 20p bedside monitor.

•	Entering into two transactions - one in Brazil and the other in China - that will accelerate the company’s emerging markets ‘value segment’ strategy.

•	Announcing the sale of the Confluent biosurgery product line to enable even greater focus on growth initiatives. This transaction closed on January 15.

•	Acquiring approximately 4.5 million ordinary shares under a previously announced share buyback program.

First-quarter 2014 gross margin of 59.2% decreased 0.7 percentage points from the 59.9% of the prior-year period. On an adjusted basis, excluding the specified items shown on the attached quarterly Non-GAAP reconciliations table, first-quarter 2014 gross margin of 59.4% was 0.5 percentage points below that of a year ago. The positive net impact of price, volume and mix was more than offset by increased manufacturing costs, resulting in a decline in gross margin on both a reported and adjusted basis.

Selling, general and administrative (SG&A) expenses for the first quarter of 2014 were above those of the prior-year quarter, largely due to the medical device tax, which was not effective until the company’s second quarter of last year, and spending on growth initiatives, partially offset by productivity improvements. On an adjusted basis, SG&A as a percent of sales remained level with that of the comparable prior-year period, reflecting operating leverage. Research and development (R&D) expense in the first quarter of 2014 climbed 13% and represented 4.7% of net sales, versus 4.3% of sales a year ago.

In the first quarter of 2014, the company reported operating income of $531 million, versus $596 million in the same period the year before. First-quarter 2014 adjusted operating income, excluding the specified items on the attached table, was $599 million, compared with $604 million in the previous year. Both operating income and adjusted operating income for the current quarter were reduced by approximately $45 million due to the impact of unfavorable foreign exchange and the medical device tax. First-quarter 2014 adjusted operating income, excluding the specified items, represented 22.7% of sales, versus 23.5% of sales in the year-ago period.

The first-quarter 2014 effective tax rate was 22.4%, versus an effective tax rate of 16.9% in the first quarter of 2013. The first-quarter 2014 adjusted tax rate, excluding the specified items on the attached table, was 17.5%, relatively unchanged from the first quarter a year earlier.

Diluted GAAP earnings per share from continuing operations were $0.87 in the first quarter of 2014, versus $0.96 per share in the comparable quarter last year. First-quarter 2014 adjusted diluted earnings per share from continuing operations, excluding the specified items on the attached table, were $1.00, versus $0.97 a year ago. This represents a 3% increase despite unfavorable foreign exchange, the medical device tax and incremental investments in emerging markets.

PRODUCT LINE SALES RESULTS

Surgical Solutions sales of $1.26 billion in the first quarter were 6% higher than the $1.19 billion in the comparable quarter of last year. Operational sales growth was 8%, as foreign exchange rate movement reduced the quarterly sales growth rate by two percentage points. Operationally, first-quarter sales in Advanced Surgical were notably higher than those of the prior year, fueled by another double-digit quarterly sales gain for vessel sealing products and very good growth for stapling products, led by the company’s innovative Tri-Staple™ reloads. In General Surgical, operational sales were somewhat above those of a year ago, paced by sutures.

Vascular Therapies sales of $425 million in the first quarter were 2% higher than last year’s first-quarter sales of $416 million. Operational sales growth was 5%, as foreign exchange rate movement reduced the quarterly sales growth rate by three percentage points. Sales of Peripheral Vascular were above those of a year ago, primarily due to exceptional growth of chronic venous insufficiency products. Neurovascular sales were also somewhat above those of a year ago, primarily due to increased sales of coils.

Respiratory and Patient Care first-quarter sales of $953 million were comparable to last year’s first-quarter sales of $957 million. Operational sales growth was 2%, as foreign exchange rate movement reduced the quarterly sales growth rate by two percentage points. In Patient Monitoring, sales rose during the quarter, chiefly resulting from increased sales of capnography products and sensors. Sales in Airway & Ventilation were somewhat below those in the prior year, resulting from a significant decline in sales of ventilators. In Nursing Care, sales were somewhat above those in the prior year quarter, led by a double-digit gain for enteral feeding products. Patient Care sales were essentially flat from a year ago, as a decline in sales of SharpSafetyTM products was partially offset by increased sales of OEM products.

FISCAL 2014 OUTLOOK

Covidien has updated its fiscal 2014 tax rate guidance. The company now expects that the effective tax rate for 2014 will be in the 16.5% to 17.5% range, including foreign exchange at current rates and excluding the impact of one-time items. There are no other changes to the 2014 guidance Covidien previously issued in December 2013.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien develops, manufactures and sells a diverse range of industry-leading medical device and supply products. With 2013 revenue of $10.2 billion, Covidien has more than 38,000 employees worldwide in more than 70 countries, and its products are sold in over 150 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS

Jacqueline Strayer	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
jacqueline.strayer@covidien.com	cole.lannum@covidien.com

Peter Lucht	Todd Carpenter
Vice President	Senior Director
External Communications	Investor Relations
508-452-4168	508-452-4363
peter.lucht@covidien.com	todd.carpenter@covidien.com

CONFERENCE CALL AND WEBCAST

The company will hold a conference call for investors today, beginning at 8:30 a.m. ET. This call can be accessed three ways:

•	At Covidien’s website: http://investor.covidien.com

•
By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 866-318-8619. For participants outside the U.S., the dial-in number is 617-399-5138. The access code for all callers is 23284490.

•
Through an audio replay: A replay of the conference call will be available beginning at 11:30 a.m. on January 24, 2014, and ending at 5:00 p.m. on January 31, 2014. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 38477785.

NON-GAAP FINANCIAL MEASURES

This press release contains financial measures, including operational growth, adjusted gross margin, adjusted operating income, adjusted earnings per share and adjusted operating margin, which are considered “non-GAAP” financial measures under applicable Securities & Exchange Commission rules and regulations.

These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles (GAAP). The company’s definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien’s business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the company’s reported results of operations, management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products, keep pace with advances in technology and compete effectively, implementation of healthcare reform in the United States and globally, cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations, rising commodity costs, risk of cyber-attacks, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations and the Foreign Corrupt Practices Act, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, manufacturing or supply chain problems or disruptions, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, risks associated with doing business outside of the United States, foreign currency exchange rates, environmental liabilities and tax legislation and potential tax liabilities. These and other factors are identified and described in more detail in our Annual Report on Form 10-K for the fiscal year ended September 27, 2013, and in subsequent filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.

Covidien plc
Consolidated Statements of Income (Unaudited)
Quarters Ended December 27, 2013 and December 28, 2012
(dollars in millions, except per share data)

	Quarter Ended	Percent of	Quarter Ended	Percent of
	December 27, 2013	Net Sales	December 28, 2012	Net Sales
Net sales	$2,639	100.0%	$2,567	100.0%
Cost of goods sold (1)	1,076	40.8	1,030	40.1
Gross profit	1,563	59.2	1,537	59.9
Selling, general and administrative expenses (1)	850	32.2	822	32.0
Research and development expenses	125	4.7	111	4.3
Restructuring charges, net	57	2.2	8	0.3
Operating income	531	20.1	596	23.2
Interest expense	(53)	(2.0)	(51)	(2.0)
Interest income	2	0.1	3	0.1
Other income	33	1.3	1	—
Income from continuing operations before income taxes	513	19.4	549	21.4
Income tax expense	115	4.4	93	3.6
Income from continuing operations	398	15.1	456	17.8
Income from discontinued operations, net of income taxes	—	—	37	1.4
Net income	$398	15.1	$493	19.2
Basic earnings per share:
Income from continuing operations	$0.88		$0.97
Income from discontinued operations	—		0.07
Net income	0.88		1.04
Diluted earnings per share:
Income from continuing operations	$0.87		$0.96
Income from discontinued operations	—		0.07
Net income	0.87		1.03
Weighted-average number of shares outstanding (in millions):
Basic	452		472
Diluted	456		477

(1) Amortization expense of intangible assets is included in the following income statement captions in the amounts shown:
Cost of goods sold	$38		$39
Selling, general and administrative expenses	15		16
Amortization expense from continuing operations	53		55
Tax impact	(13)		(16)
	$40		$39
Earnings per share impact on continuing operations	$0.09		$0.08

Covidien plc
Non-GAAP Reconciliations (Unaudited)
Quarters Ended December 27, 2013 and December 28, 2012
(dollars in millions, except per share data)

	Quarter Ended December 27, 2013
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations
GAAP	$2,639	$1,563	59.2%	$531	20.1%	$513	$398	$0.87
Adjustments:
Renal denervation charges, net (2)	—	3		9		9	22	0.05
Restructuring and related charges, net (3)	—	2		59		59	49	0.11
Impact of tax sharing agreement (4)	—	—		—		(28)	(28)	(0.06)
Tax matters (5)	—	—		—		—	15	0.03
As adjusted	$2,639	$1,568	59.4	$599	22.7	$553	$456	1.00

	Quarter Ended December 28, 2012
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations
GAAP	$2,567	$1,537	59.9%	$596	23.2%	$549	$456	$0.96
Adjustments:
Restructuring charges, net	—	—		8		8	2	—
Tax matters	—	—		—		—	2	0.01
As adjusted	$2,567	$1,537	59.9	$604	23.5	$557	$460	0.97

(1) Adjustments are tax effected at the applicable local statutory tax rates.

(2)  Represents charges associated with the exit of our OneShot™ renal denervation program totaling $35 million, of which $32 million is included in selling, general and administrative expenses and primarily relates to the impairment of intangible assets. The remaining $3 million relates to the write-off of inventory and is included in cost of goods sold. These charges are partially offset by income of $26 million resulting from the reversal of contingent consideration associated with the fiscal 2012 acquisition of Maya Medical, which is included in selling, general and administrative expenses. In connection with these transactions, we recognized $24 million of income tax expense, of which $22 million related to the write-off of a prepaid tax asset that had been established in connection with the acquisition of Maya Medical. This income tax expense was partially offset by an $11 million income tax benefit on the pre-tax charges, resulting in a total net tax expense of $13 million.

(3) Includes $57 million in restructuring charges, net and $2 million of restructuring-related accelerated depreciation included in cost of goods sold.

(4)  Primarily relates to our portion of Tyco International’s settlement of contract claims under a 2002 tax agreement with CIT Group Inc., a former subsidiary of Tyco International, which is included in other income.

(5) Relates to potential settlements of certain outstanding tax matters.

Covidien plc
Sales by Geography (Unaudited)
Quarters Ended December 27, 2013 and December 28, 2012
(dollars in millions)

	Quarter Ended
	December 27, 2013	December 28, 2012	Percent change	Currency impact	Operational growth (1)
U.S.	$479	$457	5%	—%	5%
Non-U.S. Developed Markets (2)	539	528	2	(5)	7
Emerging Markets (3)	243	209	16	(2)	18
Surgical Solutions	$1,261	$1,194	6	(2)	8

U.S.	$237	$231	3%	—%	3%
Non-U.S. Developed Markets (2)	130	135	(4)	(7)	3
Emerging Markets (3)	58	50	16	(3)	19
Vascular Therapies	$425	$416	2	(3)	5

U.S.	$591	$581	2%	—%	2%
Non-U.S. Developed Markets (2)	265	278	(5)	(6)	1
Emerging Markets (3)	97	98	(1)	(3)	2
Respiratory and Patient Care	$953	$957	—	(2)	2

U.S.	$1,307	$1,269	3%	—%	3%
Non-U.S. Developed Markets (2)	934	941	(1)	(6)	5
Emerging Markets (3)	398	357	11	(3)	14
Total Covidien	$2,639	$2,567	3	(2)	5

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

(2) Non-U.S. Developed Markets includes Western Europe, Japan, Canada, Australia and New Zealand.

(3) Emerging Markets includes Eastern Europe, Middle East, Africa, Asia (excluding Japan) and Latin America.

Covidien plc
Product Line Sales (Unaudited)
Quarters Ended December 27, 2013 and December 28, 2012
(dollars in millions)

	Quarter Ended
	December 27, 2013	December 28, 2012	Percent change	Currency impact	Operational growth (1)
Advanced Surgical	$853	$790	8%	(2)%	10%
General Surgical	408	404	1	(2)	3
Surgical Solutions	1,261	1,194	6	(2)	8
Peripheral Vascular	315	310	2	(3)	5
Neurovascular	110	106	4	—	4
Vascular Therapies	425	416	2	(3)	5
Patient Monitoring	250	241	4	(2)	6
Airway & Ventilation	182	196	(7)	(3)	(4)
Nursing Care	259	254	2	(2)	4
Patient Care	262	266	(2)	(1)	(1)
Respiratory and Patient Care	953	957	—	(2)	2
Total Covidien	$2,639	$2,567	3	(2)	5

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc
Segment Sales (Unaudited)
Quarters Ended December 27, 2013 and December 28, 2012
(dollars in millions)

	Quarter Ended
	December 27, 2013	December 28, 2012	Percent change	Currency impact	Operational growth (1)
Medical Devices	$2,251	$2,182	3%	(3)%	6%
U.S. Medical Supplies	388	385	1	—	1
Total Covidien	$2,639	$2,567	3	(2)	5

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.